STOCK SUBSCRIPTION AGREEMENT

Agreement between AAL Variable Product Series Fund, Inc., a Maryland corporation and open-end investment company (hereinafter the “FUND”), and Aid Association for Lutherans, a Wisconsin corporation (hereinafter “AAL”).

In consideration of the mutual promises set forth herein, and other good and valuable consideration, the parties agree as follows:

  The FUND agrees to sell to AAL, and AAL agrees to purchase, shares equal to the following dollar amount for each portfolio:

           AAL Technology Stock Portfolio                      $ 5,000,000
           AAL Aggressive Growth Portfolio                     $ 5,000,000
           AAL Small Cap Stock Portfolio                       $ 5,000,000
           AAL Mid Cap Stock Portfolio                         $ 5,000,000
           AAL Mid Cap Index Portfolio                         $ 7,500,000
           AAL Capital Growth Portfolio                        $ 5,000,000
           AAL Equity Income Portfolio                         $ 5,000,000
  The initial net asset value per share for each of the portfolios will be $10.00.
  AAL hereby represents that it is purchasing the shares solely for its own account and solely for investment purposes without any present intent of distributing or reselling said shares. AAL further represents that disposition of said shares will only be by direct redemption to or repurchase by the FUND.
  AAL acknowledges that the shares will not have been registered under any state or federal securities laws at the time of the transaction and that, therefore, the Fund will be relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the shares.
  AAL hereby agrees that the FUND shares purchased pursuant to this Agreement will not be redeemed until the occurrence of either of the following events: (1) the passage of one year from the date of AAL's investment; or (2) such time as the total net assets for each portfolio equal or exceed the amounts specified below:

          AAL Technology Stock Portfolio                      $ 50,000,000
          AAL Aggressive Growth Portfolio                     $ 50,000,000
          AAL Small Cap Stock Portfolio                       $ 50,000,000
          AAL Mid Cap Stock Portfolio                         $ 50,000,000
          AAL Mid Cap Index Portfolio                         $ 50,000,000
          AAL Capital Growth Portfolio                        $ 50,000,000
          AAL Equity Income Portfolio                         $ 50,000,000

AAL further agrees to provide the applicable portfolio with at least 10 days’ advance written notice of any intended redemption and agrees that it will work with the portfolio with respect to the amount of such redemption so as not to place a burden on the portfolio and to facilitate normal portfolio management of the portfolio.

In witness whereof, the parties hereto have executed this Agreement by their duly authorized representatives this 19th day of December 2000.

   AAL VARIABLE PRODUCT SERIES                     AID ASSOCIATION FOR LUTHERANS
            FUND, INC.

By:      /s/ Robert G. Same                 By:      /s/ John O. Gilbert
         ______________________________              ___________________________
         Robert G. Same, President                   John O. Gilbert, President

Attest: /s/ Frederick D. Kelsven            Attest: /s/ Woodrow E. Eno
        _______________________________             ____________________________
        Frederick D. Kelsven, Secretary             Woodrow E. Eno, Secretary